PAUL, HASTINGS, JANOFSKY & WALKER LLP
                          555 South Flower Street
                       Los Angeles, California 90071
                                (213) 683-6000
                                 March 8, 2001

The Growth Fund of America, Inc.
333 South Hope Street
Los Angeles, CA 90071

Ladies and Gentlemen:

We have acted as counsel to The Growth Fund of America, Inc. (the "Fund") in connection with Post-Effective Amendment No. 72 to the Fund's Registration Statement on Form N-1A (Registration No. 2-14728) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the issuance by the Fund of an indefinite number of Class C and Class F shares of common stock of the Fund (the "Shares").

In our capacity as counsel for the Fund, we have examined the Articles of Incorporation of the Fund filed with the State of Maryland Department of Assessments and Taxation on September 22, 1983, as amended, the bylaws of the Fund, as amended, and originals or copies of actions of the Board of Directors of the Fund, as furnished to us by the Fund, certificates of public officials, and such other documents, records and certificates as we have deemed necessary for the purposes of this opinion.

Our opinion below is limited to the federal law of the United States of America and the Maryland General Corporation Law. We are not licensed to practice law in the State of Maryland, and we have based our opinion solely on our review of the Maryland General Corporation Law and the case law interpreting such Law as reported in 4 Corporation Statutes (Aspen Law & Business 1997, 2000 Supp.). We have not undertaken a review of other Maryland law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, we are of the opinion that the Shares of the Fund are duly authorized and, when purchased and paid for as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement.

Very truly yours,
s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP